UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

September 23, 2008
Date of Report (Date of earliest event reported)

VINEYARD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

California	000-20862	33-0309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Corona Pointe Court, Corona, California	92879
(Address of principal executive offices)	(Zip Code)

(951) 271-4232
(Registrant�s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Written Agreement with Federal Reserve

On September 23, 2008, Vineyard National Bancorp (the “Company”) entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of San Francisco (the “Reserve Bank”).   The Written Agreement formalizes certain of the remedial measures which have been previously identified as part of the Company’s internally developed and independently implemented Risk Mitigation Action Plan.  Under the Written Agreement, the Company agreed to, among other things, suspend the declaration, payment or receipt of dividends without prior approval; suspend any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior approval; not incur, increase, or guarantee any debt without prior approval; not purchase or redeem any shares of stock without prior approval; submit a written capital plan to the Reserve Bank; ensure that the Company and its subsidiaries comply with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors of the Federal Reserve System; not appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without providing the Reserve Bank with 30 days prior written notice and not make any appointment or change if such is disapproved by the Reserve Bank; not make indemnification or severance payments to, or enter into agreements providing for such indemnification or severance payments with, institution-affiliated parties, which include key employees and directors of the Company, without complying with certain statutory restrictions including prior approval of the Reserve Bank and the Federal Deposit Insurance Corporation; and  provide quarterly written reports to the Reserve Bank concerning the actions taken by the Company to comply with the Written Agreement.

On September 24, 2008, pursuant to the requirements of the Written Agreement, the Company received written approval from the Reserve Bank (the “Approval”) to engage in various actions required in connection with its previously announced commencement of a private placement offering (the “Offering”) of up to $250 million aggregate amount of “units,” consisting of 10% convertible senior secured notes due in 2009 and shares of the Company’s  common stock to “accredited investors” as defined in Rule 501 under the Securities Act, and outside the United States in reliance on Regulation S under the Securities Act.  In connection with the Offering, the Approval permits the Company to, among other things, repurchase certain of the Company’s indebtedness, trust preferred securities and preferred stock, and to issue and pay interest on the notes issued as part of the “units” in connection with the Offering

Any material failure to comply with the provisions of the Written Agreement or the Approval could result in enforcement actions by the Reserve Bank.  While the Company intends to take such actions as may be necessary to enable the Company to comply with the requirements of the Written Agreement and the Approval, there can be no assurance that the Company will be able to comply fully with the provisions of the Written Agreement or the Approval, or to do so within the timeframes required, compliance with the Written Agreement and the Approval will not be more time consuming or more expensive than anticipated, compliance with the Written Agreement and the Approval will enable the Company and Vineyard Bank to resume profitable operations, or that efforts to comply with the Written Agreement and the Approval will not have adverse effects on the operations and financial condition of the Company and Vineyard Bank.

The foregoing description of the Written Agreement is qualified in its entirety by reference thereto, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Amendment to Fifth Modification to Secured Line of Credit

On September 23, 2008, the Company and First Tennessee Bank National Association (“First Tennessee”) entered into an Amendment  (the “Amendment”) to the previously announced Fifth Modification Agreement and Covenant Waiver (the “Fifth Modification”) to the Company’ssecured line of credit with First Tennessee that is collateralized by 100% of Vineyard Bank’s common stock. The Amendment extends the Covenant waiver under the Fifth Modification to the Written Agreement.

The Fifth Modification, among other things, extended the maturity date of the Company’s loan with First Tennessee from August 29, 2008 to October 28, 2008granted and/or extended the waiver by First Tennessee of certain financial and other covenant failures of the Company, including the signing of a consent order with the Office of the Comptroller of the Currency, which constituted an event of default, through October 28, 2008. The outstanding principal balance on this line of credit was $48,300,000 at September 23, 2008.

The foregoing descriptions of the Fifth Modification and the Amendment are qualified in their entirety by reference thereto, a copy of which Fifth Modification was attached to the Company’s Current Report on Form 8-K filed on September 2, 2008 as Exhibit 10.1 and a copy of which Amendment is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 9.01. Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Written Agreement by and between Vineyard National Bancorp and the Federal Reserve Bank of San Francisco
10.2	Amendment to Fifth Modification Agreement and Covenant Waiver dated September 23, 2008 between Vineyard National Bancorp and First Tennessee Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vineyard National Bancorp
(Registrant)

Dated: September 25, 2008	By:	/s/ Gordon Fong
	Name:	Gordon Fong
	Title:	Executive Vice President and Chief Financial Officer